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                                                                    EXHIBIT 3.27



                            CERTIFICATE OF FORMATION

                                       OF

                             WAVY BROADCASTING, LLC

                                      NAME


     The name of the limited liability corporation is WAVY Broadcasting, LLC.


                          REGISTERED AGENT AND OFFICE


     The address of the initial registered office of this corporation is 1013 Centre Road, Wilmington, Delaware, 19805; and the name of the registered agent of the corporation in the State of Delaware is the Corporation Service Company.


Dated:  January 23, 1998
                                   ------------------------------
                                          Gayle C. Toney